EXHIBIT 99.1

Orchard Therapeutics Announces Proposed ADS Ratio Change

BOSTON and LONDON, February 10, 2023, (GLOBE NEWSWIRE) — Orchard Therapeutics (Nasdaq: ORTX), a global gene therapy leader, today announced that it plans to change the ratio of its American Depositary Shares (“ADSs”) to its ordinary shares (the “ADS Ratio”), nominal value £0.10 per share, from the current ADS Ratio of one (1) ADS to one (1) ordinary share to a new ADS Ratio of one (1) ADS to ten (10) ordinary shares (the “ADS Ratio Change”). The Company anticipates that the ADS Ratio Change will be effective on or about March 10, 2023 ( the “Effective Date”).

For the company’s ADS holders, the change in the ADS Ratio will have the same effect as a one-for-ten reverse ADS split and is intended to enable the company to regain compliance with the Nasdaq minimum bid price requirement. On the Effective Date, registered holders of company ADSs held in certificated form will be required on a mandatory basis to surrender their certificated ADSs to the depositary bank for cancellation and will receive one (1) new ADS in exchange for every ten (10) existing ADSs then-held. Holders of uncertificated ADSs in the Direct Registration System (DRS) and in The Depository Trust Company (DTC) will have their ADSs automatically exchanged and need not take any action. The exchange of every ten (10) then-held (existing) ADSs for one (1) new ADS will occur automatically, at the Effective Date, with the then-held ADSs being cancelled and new ADSs being issued by the depositary bank. Orchard’s ADSs will continue to be traded on the Nasdaq Capital Market under the ticker symbol “ORTX.”

No fractional new ADSs will be issued in connection with the change in the ADS Ratio. Instead, fractional entitlements to new ADSs will be aggregated and sold by the depositary bank and the net cash proceeds from the sale of the fractional ADS entitlements (after deduction of fees, taxes and expenses) will be distributed to the applicable ADS holders by the depositary bank. The ADS Ratio Change will have no impact on Orchard’s underlying ordinary shares, and no ordinary shares will be issued or cancelled in connection with the ADS Ratio Change.

As a result of the change in the ADS Ratio, Orchard’s ADS trading price is expected to increase proportionally, although the company can give no assurance that the ADS trading price after the ADS Ratio Change will be equal to or greater than ten (10) times the ADS trading price before the change.

About Orchard Therapeutics

At Orchard Therapeutics, our vision is to end the devastation caused by genetic and other severe diseases. We aim to do this by discovering, developing and commercializing new treatments that tap into the curative potential of hematopoietic stem cell (HSC) gene therapy. In this approach, a patient’s own blood stem cells are genetically modified outside of the body and then reinserted, with the goal of correcting the underlying cause of disease in a single treatment.

In 2018, the company acquired GSK’s rare disease gene therapy portfolio, which originated from a pioneering collaboration between GSK and the San Raffaele Telethon Institute for Gene Therapy in Milan, Italy. Today, Orchard is advancing a pipeline spanning pre-clinical, clinical and commercial stage HSC gene therapies designed to address serious diseases where the burden is immense for patients, families and society and current treatment options are limited or do not exist.

Orchard has its global headquarters in London and U.S. headquarters in Boston. For more information, please visit www.orchard-tx.com, and follow us on Twitter and LinkedIn.

Availability of Other Information About Orchard

Investors and others should note that Orchard communicates with its investors and the public using the company website (www.orchard-tx.com), the investor relations website (ir.orchard-tx.com), and on social media (Twitter and LinkedIn), including but not limited to investor presentations and investor fact sheets, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Orchard posts on these channels and websites could be deemed to be material information. As a result, Orchard encourages investors, the media, and others interested in Orchard to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Orchard’s investor relations website and may include additional social media channels. The contents of Orchard’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Forward-looking Statements

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. Forward-looking statements include express or implied statements relating to, among other things, Orchard’s plans to effect the ADS Ratio Change, including Orchard’s expectations with respect to its ADS trading price and ability to regain and maintain its qualification for continued listing on the Nasdaq Capital Market. These statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, many of which are beyond Orchard’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, these risks and uncertainties include, without limitation, the risk that Orchard will not regain or maintain its qualification for continued listing on the Nasdaq Capital Market. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements.

Other risks and uncertainties faced by Orchard include those identified under the heading “Risk Factors” in Orchard’s most recent annual or quarterly report filed with the U.S. Securities and Exchange Commission (SEC), as well as subsequent filings and reports filed with the SEC. The forward-looking statements contained in this press release reflect Orchard’s views as of the date hereof, and Orchard does not assume and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts

Investors

Renee Leck

Senior Director, Investor Relations

+1 862-242-0764

Renee.Leck@orchard-tx.com

Media

Benjamin Navon

Director, Corporate Communications

+1 857-248-9454

Benjamin.Navon@orchard-tx.com